Exhibit 99.1

Investor Contact:	Lawrence E. Hyatt
(615) 235-4432

Media Contact:	Julie K. Davis
(615) 443-9266

CRACKER BARREL ANNOUNCES NEXT STEPS IN CONTINUING BOARD SUCCESSION PROCESS

•    Two New Directors Appointed to Board

•    Directors B.F. “Jack” Lowery and Robert V. Dale to Retire at End of Current Term

LEBANON, Tenn, — May 31, 2012 - Cracker Barrel Old Country Store, Inc. (Nasdaq: CBRL) today announced the election of Tom Barr and Glenn Davenport to its Board of Directors, effective immediately. This election marks the next phase of the Company’s continuing Board succession process and brings the number of Cracker Barrel Board members to 13, 11 of whom are independent and six of whom have joined the Board during the past 12 months. These elections further enhance the Board’s food service industry expertise.

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Mr. Barr, age 44, serves as Vice President, Global Coffee, at Starbucks Coffee Company (Nasdaq: SBUX) and has been a member of Starbucks’ marketing and products team since 2000 with responsibilities for Starbucks U.S. retail coffee business. During his 11 years with Starbucks, Mr. Barr has led North American Marketing, U.S. Product Management, and U.S. Food categories in senior executive roles.

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Mr. Davenport, age 58, spent 33 years with Morrison Management Specialists, a food service company that provides food, nutrition and dining services to healthcare systems and senior living communities in 41 states, and held various senior management positions, including 12 years as Chairman/CEO. Mr. Davenport is currently a board member for Pate Dawson Company, a private national food distributor, and Team Health Holdings Inc. (NYSE: TMH).

“Tom Barr is a talented and energetic marketing executive who brings with him deep experience in brand building and innovation,” said James W. Bradford, Chairman of the Nominating and Governance Committee of the Board of Directors. “Tom has a passion for the guest experience that has enabled him to build and execute strategies that are appealing to a broad range of customers.”

Mr. Bradford continued, “We are pleased to have someone of Glenn Davenport’s stature joining the Cracker Barrel Board. Glenn is a seasoned, well-respected executive with a long history in the restaurant industry. His insights will be valuable.”

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Cracker Barrel Announces Next Steps in Board Succession Process

May 31, 2012

Mr. Bradford further stated, “Tom and Glenn are welcome additions to the Board as we continue to capitalize on our unique brand, strengthen our operations and enhance the guest experience, all while delivering value to our shareholders.”

The Company also announced that directors B.F. “Jack” Lowery and Robert V. Dale have informed the Board of their intention to retire at the end of their current term.

“On behalf of our entire company, I want to thank Jack and Bobby for their invaluable service and commitment,” said President and Chief Executive Officer Sandra B. Cochran. “Their contributions helped make Cracker Barrel one of the most highly differentiated, successful restaurant concepts in America and we appreciate all their thoughtful judgment and leadership for the benefit of our shareholders, employees and customers.”

About Cracker Barrel

Cracker Barrel Old Country Store restaurants provide a friendly home-away-from-home in its old country stores and restaurants. Guests are cared for like family while relaxing and enjoying real home-style food and shopping that’s surprisingly unique, genuinely fun and reminiscent of America’s country heritage…all at a fair price. The restaurants serve up delicious, home-style country food such as meatloaf and homemade chicken n’ dumplins as well as our signature biscuits using an old family recipe. The authentic old country retail store is fun to shop and offers unique gifts and self-indulgences.

Cracker Barrel Old Country Store, Inc. (Nasdaq: CBRL) was established in 1969 in Lebanon, Tenn. and operates 615 company-owned locations in 42 states. Every Cracker Barrel unit is open seven days a week with hours Sunday through Thursday, 6:00 a.m. – 10:00 p.m., and Friday and Saturday, 6:00 a.m. – 11:00 p.m. For more information, visit: crackerbarrel.com.